Exhibit (d).11.a

FIRST AMENDMENT

TO SUBADVISORY AGREEMENT

THIS AMENDMENT effective as of the 18th day of December, 2013, amends that certain Subadvisory Agreement effective August 28, 2012, (the “Agreement”) among Virtus Opportunities Trust (the “Trust”), a Delaware statutory trust on behalf of its series Virtus International Small-Cap Equity Fund (the “Fund”), Virtus Investment Advisers, Inc., a Massachusetts corporation (the “Adviser”) and Kayne Anderson Rudnick Investment Management, LLC Newfleet Asset Management, LLC, a California limited liability company (the “Subadviser”) as follows:

1.	Virtus Emerging Markets Small-Cap Fund is hereby added as an additional Series to the Agreement.

2.	This term of this Amendment to the Agreement, taken together with the entire Agreement, with respect to Virtus Emerging Markets Small-Cap Fund, shall become effective on the date set forth above, and shall continue in effect until November 30, 2015. The term of each of the other Designated Series is unaffected by this Amendment. The Agreement shall continue from year to year thereafter only so long as its continuance has been specifically approved at least annually by the Trustees in accordance with Section 15(a) of the Act, and by the majority vote of the disinterested Trustees in accordance with the requirements of Section 15(c) thereof.

3.	The Subadvisory fee for Virtus Emerging Markets Small-Cap Fund is hereby set forth on Schedule C to the Agreement, Schedule C is hereby deleted and Schedule C attached hereto is substituted in its place to reflect such addition.

4.	Schedule F is hereby deleted and Schedule F attached hereto is substituted in its place to reflect such addition.

5.	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used herein shall have such meanings as ascribed thereto in the Agreement.

6.	This Agreement may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, signatures delivered and exchanged by facsimile transmission shall be binding and effective to the same extent as original signatures.

[Signature Page Follows]

VIRTUS OPPORTUNITIES TRUST

By: /s/ W. Patrick Bradley
Name: W. Patrick Bradley
Title: Senior Vice President, Chief Financial Officer & Treasurer

VIRTUS INVESTMENT ADVISERS, INC.

By: /s/ Francis G. Waltman
Name: Francis G. Waltman
Title: Executive Vice President

ACCEPTED:

KAYNE ANDERSON RUDNICK INVESTMENT MANAGEMENT, LLC

By: /s/ George R. Aylward
Name: George R. Aylward
Title: President

SCHEDULE C

SUBADVISORY FEE

(a)       For services provided to the Fund, the Adviser will pay to the Subadviser a fee, payable monthly in arrears, at the annual rate stated below. The fee shall be prorated for any month during which this Agreement is in effect for only a portion of the month. In computing the fee to be paid to the Subadviser, the net asset value of each Designated Series shall be valued as set forth in the then current registration statement of the Fund.

(b)	Name of Series	Subadvisory Fee to be Paid by VIA to Kayne Anderson
	Virtus International Small-Cap Equity Fund	50% of net advisory fee
	Virtus Emerging Markets Small-Cap Equity Fund	50% of net advisory fee

For this purpose, the “net advisory fee” means the advisory fee paid to the Adviser after accounting for any applicable fee waiver and/or expense limitation agreement, which shall not include reimbursement of the Adviser for any expenses or recapture of prior waivers.  In the event that the Adviser waives its entire fee and also assumes expenses of the Fund pursuant to an applicable expense limitation agreement, the Subadviser will similarly waive its entire fee and will share in the expense assumption by contributing 50% of the assumed amount.  However, because the Subadviser shares the fee waiver and/or expense assumption equally with the Adviser, if during the term of this Agreement the Adviser later recaptures some or all of the fees so waived or expenses so assumed by the Adviser and the Subadviser together, the Adviser shall pay to the Subadviser 50% of the amount recaptured.

SCHEDULE F

DESIGNATED SERIES

Virtus International Small-Cap Equity Fund

Virtus Emerging Markets Small-Cap Fund